A special meeting of
  shareholders of Provident
  Investment Counsel Mid Cap
  Fund A (the "Fund") was held
  at the office of Provident
  Investment Counsel, Inc., on
  June 3, 2002 located at 300
  North Lake Avenue, Pasadena,
  California 91101 .  A brief
  description of each matter
  voted upon as well as the
  voting results are outlined
  below.

  1.  Shareholders of the Fund
  were asked to approve
  reorganization of the Fund into
  Vanguard Mid-Cap Growth
  Fund.

  Number of shares:
       For
  1,616,720
       Against
  623
       Abstained
  7,739